Exhibit 10.2

Second AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into between CRESCENT 1301 MCKINNEY, L.P., a Delaware limited partnership (“Landlord”), and KEY ENERGY SERVICES, INC., a Maryland corporation (“Tenant”), with reference to the following:

A.                                   Landlord and Tenant entered into that certain Office Lease dated effective as of January 20, 2005, and that certain First Amendment to Office Lease (the “First Amendment”) dated March 15, 2005 (as amended, the “Lease”), covering approximately 38,909 square feet of Rentable Square Footage on floors 17 and 18 (the “Premises”) of the building located at 1301 McKinney, Houston, Texas (the “Building”).

B.                                     Landlord and Tenant now desire to further amend the Lease as set forth below.  Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                      Second Expansion Space.  Landlord leases to Tenant and Tenant leases from Landlord approximately 10,885 square feet of additional Rentable Square Footage (the “Second Expansion Space”) located on floor 17 of the Building as shown on the attached Exhibit “A”, which is incorporated into this Amendment for all purposes.  The term “Premises” as used in the Lease means and includes approximately 49,794 square feet of Rentable Square Footage, being the sum of the Rentable Square Footage of the current Premises (38,909 square feet of Rentable Square Footage) and the Second Expansion Space.  The lease of the Second Expansion Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment.

2.                                      Base Rent.  Commencing on December 15, 2005, and continuing through the Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Second Expansion Space the amounts set forth in the following rent schedule, plus any applicable tax thereon:

SECOND EXPANSION SPACE

FROM	THROUGH	ANNUAL BASE RENT RATE PER SQUARE FOOT	MONTHLY BASE RENT

December 15, 2005	June 14, 2011	$11.50	$10,431.46	*
June 15, 2011	June 14, 2016	$12.50	$11,338.54

*  Provided that Tenant is not in monetary default under the Lease beyond any applicable notice and/or cure period, the monthly Base Rent and Operating Expenses for each of the initial 6 months of the Term shall be abated (the “Rent Abatement Period”).

3.                                      Operating Expenses.  Commencing on December 15, 2005, Tenant’s Pro Rata Share of Operating Expenses payable under Article 4 of the Lease shall be increased to take the Second Expansion Space into consideration.  Further, provided that Tenant is not in monetary default under the Lease beyond any applicable notice and/or cure period, the monthly OE Payment shall be abated for the Rent Abatement Period (defined in Paragraph 2 above).

4.                                      Condition of Second Expansion Space.  The Second Expansion Space is accepted by Tenant in “as is” condition and configuration subject to (a) all applicable provisions of the “Work Letter” between Landlord and Tenant attached to this Amendment as Exhibit “B”, and (b) Landlord’s repair obligations under Section 10.B. of the Lease, and (c) any latent defects in the Second Expansion Space of which Tenant notifies Landlord within 1 year after the Commencement Date.  TENANT HEREBY AGREES THAT THE SECOND EXPANSION SPACE IS IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AMENDMENT OR IN THE LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE SECOND EXPANSION SPACE, THE PREMISES, THE BUILDING OR THE PROPERTY.

5.                                      Early Access to the Second Expansion Space.  Following the Effective Date of this Amendment, Tenant’s contractors may, upon advance written notice to Landlord, enter the Second Expansion Space for the purpose of performing work in preparation for Tenant’s move-in (including, without limitation, installation of furniture, fixtures and equipment) provided that (i) such work by Tenant’s contractors during the prosecution of “Landlord’s Initial Work” and the “Landlord Work” (as such terms are defined in the Work Letter attached as Exhibit “B”) is conducted in a manner as to not unreasonably interfere with Landlord’s Initial Work and the Landlord Work occurring in or around the Second Expansion Space, and (ii) prior to any such entry, Tenant’s contractors shall provide Landlord with certificates of insurance or other evidence of insurance reasonably acceptable to Landlord.  Commencing on the date of Substantial Completion (defined in the Work Letter) of the Landlord Work in the Second Expansion Space, and continuing through the Commencement Date, Tenant shall be permitted access to the Second Expansion Space for the purpose of installing furniture, equipment or other personal property in the Second Expansion Space, and conducting Tenant’s business activities in the Second Expansion Space once the Second Expansion Space and the balance of the Premises are suitable for lawful occupancy.  All early access to the Second Expansion Space shall be subject to the terms and conditions of the Lease and this Amendment except that Tenant shall pay no Rent (defined in Section 4.A of the Lease) for such early access even if Tenant has occupied the Second Expansion Space for the purpose of conducting business.

6.                                      Option to Expand.  By leasing the Second Expansion Space, Tenant has leased the Expansion Space set forth in Rider No. 2 to the Lease.  Accordingly, Rider No. 2 to the Lease is deleted in its entirety.

7.                                      Additional Parking Permits.  In connection with the Second Expansion Space, Paragraph 1 of Exhibit E to the Lease shall be amended as follows:

(a)                                  to add three (3) additional unreserved parking permits allowing access to unreserved spaces in the Building Garage; and

(b)                                 to add seven (7) additional unreserved parking permits allowing access to unreserved spaces in, at Landlord’s option, Houston Center Garage 1, 4 Houston Center Garage, and/or First City Tower Garage.

The additional parking permits described in Subparagraphs (a) and (b) above are hereinafter called the “Second Expansion Space Parking Permits”.  Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for the Second Expansion Space Parking Permits, plus any taxes thereon.  The current monthly contract rates for the Second Expansion Space Parking Permits are $160.00 per permit for unreserved permits in the Building Garage, $170.00 per permit for unreserved permits in the 4 Houston Center Garage, and $160.00 per permit for unreserved permits in the Houston Center Garage 1 and First City Tower Garage.  Tenant’s failure to pay for the Second Expansion Space Parking Permits shall be an event of default under the Lease, subject to cure provisions for monetary default as specified in the Lease.  The Second Expansion Space Parking Permits are subject to all the terms and conditions set forth in the Lease.  Notwithstanding the foregoing, provided that Tenant is not in default under the Lease beyond any applicable notice and/or cure period, then during the Rent Abatement Period (defined in Paragraph 2 above) Tenant’s parking charges for the Second Expansion Space Parking Permits taken by Tenant shall be abated 100%, and during the 48 consecutive months of the Term thereafter (the “Parking Charge Discount Period”), the parking charges for the Second Expansion Space Parking Permits taken by Tenant shall be discounted by 50% of Landlord’s quoted monthly contract rate (plus any taxes thereon); further, provided that Tenant is not in default under the Lease beyond any applicable notice and/or cure period during the 24 consecutive months of the Term following the Parking Charge Discount Period, the parking charges for the Second Expansion Space Parking Permits taken by Tenant shall be discounted by 35% of Landlord’s quoted monthly contract rate (plus any taxes thereon).

8.                                      Additional Downtown Club Memberships.  In connection with the Second Expansion Space, Section 31.M of the Lease is amended to add up to twenty (20) additional Memberships to the Club as may be requested by Tenant pursuant to the terms of Section 31.M.  The additional Memberships are subject to all the terms and conditions of Section 31.M of the Lease.

9.                                      Consent.  This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s).  If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.  If Landlord does not notify Tenant in writing within thirty (30) days following the Effective Date of this Amendment, that this Amendment has not been approved by Landlord’s mortgagee, then this Amendment shall be deemed approved as between Landlord and Tenant.

10.                               Broker.  Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment, except Partners Commercial Realty, L.P. d/b/a NAI Houston.  Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.

11.                               Time of the Essence.  Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment.  If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on June 17,

2005, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord.  Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

12.                               Miscellaneous.  This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant.  This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment.  Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

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LANDLORD AND TENANT enter into this Amendment on          24, 2005 (the “Effective Date”).

Landlord:

CRESCENT 1301 Mckinney, l.p.,
a Delaware limited partnership

By:	Crescent 1301 GP, LLC
a Delaware limited liability company,
its General Partner

	By:	/s/ Robert H. Boykin, Jr.
Robert H. Boykin, Jr.
Senior Vice President
Leasing

Tenant:

KEY ENERGY SERVICES, INC.,
a Maryland corporation

By:		/s/ Kim B. Clarke
Name:		Kim B. Clarke
Title:		Vice President and Chief People Officer